Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 27, 2021, with respect to the financial statements and financial highlights of BMO Ultra Short Tax-Free Fund, BMO Large-Cap Growth Fund, BMO Pyrford International Stock Fund, BMO Large Cap Value Fund, and BMO Small-Cap Growth Fund, each a series of BMO Funds, Inc., as of August 31, 2021, incorporated herein by reference in this Registration Statement on Form N-1A (the Registration Statement), and to the reference to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Other Services Provided – Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

December 6, 2021